Exhibit 21.1
Subsidiaries of Dr Pepper Snapple Group, Inc.
As of December 31, 2017

Name of Subsidiary		Jurisdiction of Formation
1	184 Innovations, Inc.	Delaware
2	234DP Aviation, LLC	Delaware
3	A&W Concentrate Company	Delaware
4	Americas Beverages Management GP	Nevada
5	AmTrans, Inc.	Illinois
6	Bai Brands LLC	New Jersey
7	Berkeley Square US, Inc.	Delaware
8	Beverages Delaware Inc.	Delaware
9	DP Beverages Inc.	Delaware
10	DPS Americas Beverages, LLC	Delaware
11	DPS Beverages, Inc.	Delaware
12	DPS Holdings Inc.	Delaware
13	Dr Pepper Snapple Group Employee Relief Fund	Texas
14	Dr Pepper/Seven Up Beverage Sales Company	Texas
15	Dr Pepper/Seven Up Manufacturing Company	Delaware
16	Dr Pepper/Seven Up, Inc.	Delaware
17	High Ridge Investments US, Inc.	Delaware
18	International Investments Management LLC	Delaware
19	Mott's Delaware LLC	Delaware
20	Mott's LLP	Delaware
21	MSSI LLC	Delaware
22	Nantucket Allserve, LLC	Delaware
23	Nuthatch Trading US, Inc.	Delaware
24	Pacific Snapple Distributors, Inc.	California
25	Royal Crown Company, Inc.	Delaware
26	Snapple Beverage Corp.	Delaware
27	Splash Transport, Inc.	Delaware
28	The American Bottling Company	Delaware
29	Canada Dry Mott's Inc.	Canada
30	Bebidas Americas Investments B.V.	Netherlands
31	Comercializadora de Bebidas, SA de CV	Mexico
32	Peñafiel Aguas Minerales SA de CV	Mexico
33	Peñafiel Bebidas SA de CV	Mexico
34	Peñafiel Servicios Comerciales, S.A. de C.V.	Mexico
35	Peñafiel Servicios S.A. de C.V.	Mexico
36	Embotelladora Mexicana de Agua, SA de CV	Mexico
37	Industria Embotelladora de Bebidas Mexicanas, SA de CV	Mexico
38	Manantiales Penafiel, S.A. de C.V.	Mexico
39	Snapple Beverage de Mexico, S.A. de C.V.	Mexico
40	Snapple Beverage Corporation Singapore PTE. LTD.	Singapore